LEASE AGREEMENT

Dated January 26, 2018

This Lease is made by and between:

Domobutas Agentura, Ltd., registration address at Didzioji g. 39, Vilnius, Lithuania 01305 (hereinafter "Landlord") and FreeCook, registration address at 5348 Vegas Drive, Las Vegas, Nevada 89108, United States of America (hereinafter "Tenant")

In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. The Landlord leases to the Tenant, and the Tenant rents from the Landlord the premises located at Sv. Kazimiero g. 19, Vilnius, Lithuania, 01126 with the total area of 31 square meters.

2. The term of the Lease is two years commencing on March 1, 2018 and ending March 1, 2020. The Tenant will pay to the Landlord €9288 for the two-year rent term, or €387.00 per month. The validity of this agreement can be expanded for a longer period upon signing additional agreement between the Landlord and the Tenant. The Tenant shall provide €193.50 as a security deposit to guarantee that the returned premises will be in as good condition as when the Tenant entered the premises, as well as the faithful, timely, and complete performance of all other terms, conditions, and covenants of the Lease.

3. Utilities and Additional Appliances. Landlord will furnish the following utilities (through independent third-party providers) if checked (X): ___cable TV, ____(electricity), ____(gas), _____(water), ____(internet), ____(telephone). Tenant agrees not to use electricity as a heat source if the premises are furnished with a gas or oil furnace. Tenant may not install a portable dishwasher, washer, dryer or air conditioner without Landlord's prior permission. If Tenant violates this clause, Landlord may bill Tenant for any increase in utility bills or other damages which Landlord, in his sole discretion, attributes to said violation. Landlord is not liable for utility interruptions unless caused by non-payment of a utility bill owed by Landlord of which Landlord had actual notice. If the electric & gas bill for the apartment is in excess of €40 per person, per month, for electric and €30 per person, per month, for gas the excess charges will be equally divided among the residents of the premises. The excess of the utility bill will be due within ten (10) days upon receipt of invoice. If Landlord detect or suspect Tenant abuse of waste of any utilities paid by Landlord, or if there is an increase in a utilities rate, Landlord have the right to notify Tenant of an increase in the base rent and after the date of such notice, Tenant is required to pay the higher charge. All utilities must not be wasted. Landlord will not be liable for any interruptions surge or failure of utility services in the premises or any damages directly or indirectly caused by the interruption, surge or failure.

4. The Tenant shall not make any alterations, additions or improvements to the premises without the prior permission of the Landlord.

5. The Landlord, at his own expense, shall furnish utilities or amenities for the benefit of the Tenant as verbally agreed in advance.

6. The Tenant shall not permit or commit damage to the premises. The Tenant shall comply with all rules, regulations, ordinances, codes and laws of all governmental authorities having jurisdiction over the premises.

7. The Tenant shall not permit or engage in any activity that will affect an increase in the rate of insurance for the Building in which the premises are contained nor shall the Tenant permit or commit any nuisance thereon.

8. The Tenant shall not sublet or assign the premises nor allow any other person or business to use or occupy the premises without a prior written consent of the Landlord, that cannot be unreasonably withheld.

9. At the end of the term of this Lease, the Tenant shall surrender and deliver up the premises in the same condition (subject to any additions, alterations or improvements, if any) as presently exists.

10. Upon default in any term or condition of this Lease, the Landlord shall have the right to undertake any or all other remedies permitted by Law.

11. This Lease shall be binding upon, and inure to the benefit of, the parties, their heirs, successors, and assigns.

12. This Lease Agreement constitutes and represents the entire agreement between Tenant and Landlord.

13. The undersigned Tenant and Landlord have read and understood this Lease.

Authorized signatures:

By the Tenant: /s/ Natalija Tunevic Natalija Tunevic, president and director of FreeCook	By the Landlord: /s/ Saulenis Minderis Saulenis Minderis, sales manager of Domobutas Agentura, Ltd.